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                                                                     Exhibit 2.1

        EXCEPT AS PROVIDED IN SECTION 2.6, THIS AGREEMENT IS SUBJECT TO
         ARBITRATION PURSUANT TO THE RULES OF THE AMERICAN ARBITRATION
                ASSOCIATION AS DESCRIBED IN SECTION 8.5 HEREIN.

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT dated as of December 17, 1997, is made by and among DHS Acquisition, L.L.C., a Georgia limited liability company ("Buyer"), Simione Central Holdings, Inc., a Delaware corporation and parent of Buyer ("Parent"), Dezine Healthcare Solutions, Inc., a South Carolina corporation ("Seller"), and Companion Technologies Corporation, a South Carolina corporation and the sole shareholder of Seller ("Shareholder"). Buyer, Parent, Seller, and Shareholder are sometimes referred to herein collectively as the "Parties."

                                    RECITALS

         WHEREAS, Seller is engaged in the business of providing home healthcare information systems and services (the "Business"); and

         WHEREAS, Seller desires to sell, convey, transfer, assign and deliver substantially all of Seller's right, title and interest in and to Seller's assets relating to the Business to Buyer; and

         WHEREAS, Buyer desires to acquire such assets relating to the Business from Seller and assume certain liabilities of Seller.

         NOW, THEREFORE, in consideration of the foregoing premises, and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I

                                  DEFINED TERMS

         As used in this Agreement, and unless the context otherwise requires, capitalized terms shall have the meanings set forth below.

         1.1      "AAA" shall have the meaning set forth in Section 8.5.

         1.2      "Accounting" shall have the meaning set forth in Section 2.8.

         1.3      "Acquired Assets" shall have the meaning set forth in Section
2.1.

         1.4 "Action" shall mean any action, suit, or legal, administrative or arbitral proceeding by or before any Governmental Authority.





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         1.5      "Affiliate" shall mean, with respect to any Person, the
subsidiaries, officers, directors, shareholders and partners of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

         1.6 "Agreement" shall mean this Agreement and all Schedules and Exhibits hereto, as the same may from time to time be amended in accordance with Sections 6.1(i) and 11.9.

         1.7      "Arbitrator" shall have the meaning set forth in Section
2.6(a)(iii).

         1.8      "Assumed Liabilities" shall have the meaning set forth in
Section 2.3.

         1.9      "Balance Sheet" shall have the meaning set forth in Section
4.11.

         1.10 "BCBS" shall mean Blue Cross and Blue Shield of South Carolina, a South Carolina mutual insurance company and the parent of Shareholder.

         1.11     "Business" shall have the meaning set forth in the preamble.

         1.12     "Buyer" shall have the meaning set forth in the preamble.

         1.13     "Buyer Indemnitees" shall have the meaning set forth in
Section 8.1.

         1.14     "Claim Notice" shall have the meaning set forth in Section
8.3(a).

         1.15     "Closing" shall have the meaning set forth in Section 3.1.

         1.16 "Closing Date" shall mean the date on which the Closing actually takes place.

         1.17 "Code" shall mean the Internal Revenue Code of 1986 and all regulations promulgated thereunder, as the same have from time to time been amended through the Closing Date.

         1.18     "Confidential Information" shall have the meaning set forth in
Section 6.1(j).

         1.19 "Consent" shall mean any consent, approval or authorization of, notice to, or designation, registration, declaration or filing with, any Person.

         1.20 "Contaminants" shall mean: (a) any pollutant, contaminant, petroleum, crude oil or any fraction thereof or hazardous substance (within the meaning of such terms under CERCLA) or any similar applicable state or local legal requirements; (b) any hazardous waste (within the meaning of RCRA); (c) any hazardous or toxic substance or material within the meaning of any Law applicable to Seller; or (d) any substance the presence of which requires notification, investigation or remediation under any applicable Environmental Law.

         1.21 "Contract" shall mean any contract, lease, agreement, mortgage, license, commitment or understanding, written or oral, to which Seller is a party or to which Seller's



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properties or assets may be subject which involve or relate to the Business including, without limitation, the Customer Contracts, the Personal Property Leases and the Real Property Leases.

         1.22 "CERCLA" means the Federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (and any applicable implementing regulations).

         1.23 "Customer Accounts" shall mean all of Seller's customer accounts arising from or related to the Business.

         1.24     "Customer Contracts" shall have the meaning set forth in
Section 2.1(f).

         1.25     "Effective Date" shall have the meaning set forth in Section
3.1.

         1.26 "Employee Plans" shall have the meaning set forth in Section 4.16(a).

         1.27 "Environmental Laws" shall mean any federal, state, local or foreign law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial or administrative interpretation of any of the foregoing, which pertains to health, safety, any Hazardous Material, or the environment (including, but not limited to, ground or air or water or noise pollution or contamination, and underground or above ground tanks) and any other state or federal environmental statutes, and all rules, regulations, orders and decrees now or hereafter promulgated under any of the foregoing, as any of the foregoing now exist.

         1.28 "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (and any sections of the Code amended by it) and all regulations promulgated thereunder, as the same have from time to time been amended through the Closing Date.

         1.29 "Facilities" shall mean the facilities located at: 3200 Fourth Avenue, Suite 201, San Diego, California; One Sugar Creek Center Blvd., Suite 850, Sugar Land, Texas; and 758 State Highway 18, Suite 110, East Brunswick, New Jersey.

         1.30 "Final November Balance Sheet" shall have the meaning set forth in Section 2.6(a).

         1.31     "Financial Statements" shall have the meaning set forth in
Section 4.11.

         1.32 "GAAP" shall mean generally accepted accounting principles as in effect in the United States as of the date hereof.

         1.33 "Governmental Authority" shall mean any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority, department, commission, board or bureau thereof or any federal, state, local or foreign court or tribunal.

         1.34 "Hazardous Material" shall mean any substance, whether solid, liquid or gaseous which is listed, defined or regulated as a "hazardous substance", "hazardous constituent",



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"hazardous waste" or "solid waste", or otherwise classified as hazardous or toxic, in or pursuant to any applicable Environmental Law; or which is or contains asbestos, radon, methane, polychlorinated biphenyls, urea formaldehyde foam insulation, explosive or radioactive material, or motor fuel or other petroleum hydrocarbons; or which causes or poses a threat to cause a contamination or nuisance on the Premises or any adjacent property or a hazard to the environment or to the health or safety of persons on the Premises.

         1.35 "Hired Employees" shall have the meaning set forth in Section 6.2(b).

         1.36     "Indemnified Party" shall have the meaning set forth in
Section 8.3(a).

         1.37     "Indemnifying Party" shall have the meaning set forth in
Section 8.3(a).

         1.38 "Intellectual Property" shall mean: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all rights to research and development, all innovations, all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works (including, but not limited to, training materials and instruction manuals), all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including data and related documentation); (g) all other proprietary rights relative to any of the foregoing; and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         1.39     "IRS" shall mean the Internal Revenue Service.

         1.40 "Intercompany Indebtedness" shall mean any indebtedness of the Seller to Shareholder or any of its Affiliates.

         1.41 "Laws" shall mean all federal, state, local or foreign laws, ordinances, rules and regulations including, without limitation, Environmental Laws.

         1.42     "Leased Personal Property" shall have the meaning set forth in
Section 2.1(b).

         1.43     "Leased Real Property" shall have the meaning set forth in
Section 2.1(c).

         1.44     "Legal Claim" shall have the meaning set forth in Section
8.3(b).



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         1.45     "Lien" shall mean any mortgage, pledge, hypothecation, lien, security interest, financing statement, charge or other similar encumbrance.

         1.46     "Losses" shall have the meaning set forth in Section 8.1.

         1.47 "Net Tangible Assets" shall mean the sum of total current assets and total fixed assets (net), less current liabilities, as reflected on the Final November Balance Sheet.

         1.48     "Net Tangible Asset Value" shall have the meaning set forth in
Section 2.6(a).

         1.49 "Non-Competition Agreement" shall mean that certain non-competition agreement by and among Buyer, Parent, Seller, Shareholder and BCBS substantially in the form of Exhibit A hereto.

         1.50 "November Financial Statements" shall have the meaning set forth in Section 4.11.

         1.51 "Order" shall mean any judgment, award, order, writ, injunction or decree issued by any Governmental Authority or by any arbitrator.

         1.52 "Permits" shall mean all permits, licenses, approvals, franchises, notices, certifications or other authorizations or consents issued by any Governmental Authority.

         1.53     "Parent" shall have the meaning set forth in the preamble.

         1.54 "Permitted Encumbrances" shall mean (a) any Liens or taxes, assessments or governmental charges or claims, the payment of which is not required at or prior to the Closing, and (b) statutory liens of landlords and liens of carriers, warehousemen, mechanics, materialmen and other liens imposed by law incurred in the ordinary course of business for sums not delinquent at or prior to the Closing.

         1.55 "Person" shall mean any individual, partnership, joint venture, association, limited liability company, corporation, trust, unincorporated organization, Governmental Authority, or other entity.

         1.56     "Personal Property Leases" shall have the meaning set forth in
Section 2.1(b).

         1.57 "Premises" shall mean the Facilities and any building, structure, fixtures, facilities, improvements, interests, privileges, easement or appurtenances thereto.

         1.58     "Purchase Price" shall have the meaning set forth in Section
2.5.

         1.59 "RCRA" shall mean the Federal Resource Conservation and Recovery Act, as amended (and any implementing regulations).

         1.60     "Real Property Leases" shall have the meaning set forth in
Section 2.1(c).



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         1.61     "Regulatory Agreements" shall mean all Contracts with
Governmental Authorities relating to the Business to which Seller is a party or which are otherwise binding upon the Seller or to which the Acquired Assets are subject.

         1.62     "Retained Liabilities" shall have the meaning set forth in
Section 2.4.

         1.63     "Seller" shall have the meaning set forth in the preamble.

         1.64     "Seller Indemnitees" shall have the meaning set forth in
Section 8.2.

         1.65 "Shareholder" shall have the meaning set forth in the preamble.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         2.1 Assets to be Purchased by Buyer. Upon the terms and conditions of this Agreement, at the Closing, Seller shall, and Shareholder shall cause Seller to, sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the following assets (collectively, the "Acquired Assets"), other than the Excluded Assets set forth in Section 2.2:

                  a) Tangible Personal Property. All machinery, operating equipment and supplies, office equipment and supplies, furniture, computer hardware and software and other tangible personal property of every kind and nature owned by Seller on the Effective Date used in or relating to the Business, including, without limitation, those items of tangible property listed on Schedule 2.1(a) hereto;

                  b) Leased Tangible Personal Property. All rights and incidents of interest of Seller in and to (i) the leases relating to tangible personal property leased by Seller from third parties and used in or relating to the Business, including, without limitation, those listed on Schedule 2.1(b) hereto (the "Personal Property Leases"), and (ii) the tangible personal property leased pursuant thereto (the "Leased Personal Property");

                  c) Leased Real Property. All rights and incidents of interest of Seller in and to (i) the leases relating to real property leased by Seller from third parties and used in or relating to the Business which are listed on Schedule 2.1(c) hereto (the "Real Property Leases"), and
         (ii) the real property leased pursuant thereto (the "Leased Real Property");

                  d) Inventory. All of the finished goods, purchased parts and raw materials owned by Seller on the Effective Date used in or relating to the Business, including, without limitation, those items which are set forth on Schedule 2.1(d) hereto;



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                  e) Work in Progress. All work in progress, including, without limitation, work in progress which has not yet been billed to a customer, owned by Seller on the Effective Date relating to the Business which are set forth on Schedule 2.1(e) hereto;

                  f) Customer Accounts. All of Seller's right, title and interest in and to (i) its Customer Accounts, including, without limitation, the accounts listed on Schedule 2.l(f) hereto, and (ii) the outstanding Contracts relating to the Customer Accounts (the "Customer Contracts");

                  g) Intellectual Property. All of Seller's right, title and interest in and to the Intellectual Property, including, without limitation, the intellectual property listed on Schedule 2.1 (g) hereto;

                  h) Governmental Permits. All Permits issued or granted to Seller by any Governmental Authority relating to the Business, including, without limitation, the Permits listed on Schedule 2.1(h) hereto;

                  i) Records and Lists. All books, files, documents, sales literature, customer lists, customer records, operating records, employee personnel files, computer programs, instructions, advertising materials, dealer and distributor lists and other records of Seller used in or relating to the Business or relating to the Acquired Assets;

                  j) Going Concern Value. The value of the Business as a going concern;

                  k) Deposits and Rights to Recovery. Any deposits, prepayments, unbilled costs and fees, accounts, notes and other receivables and claims, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment relating to the Business as of the Effective Date;

                  l) Contractual Rights. All of Seller's right, title and interest in and to the Contracts not previously set forth under this
         Section 2.1, including, without limitation, those Contracts listed on
         Schedule 2.1(l) hereto;

                  m) Accounts Receivable. All accounts receivable of the Seller with respect to the Business as of the Effective Date, including, without limitation, those set forth on Schedule 2.1(m) hereto;

                  n) Cash. All cash and all bank accounts and brokerage accounts and similar accounts and cash equivalents, including deposits in transit, of Seller as of the Effective Date;

                  o) Corporate Name. All of Seller's right, title and interest in and to the following names: (i) Dezine Healthcare Solutions; (ii) DA Dezine Associates, and (iii) any name substantially similar to (i) and
         (ii) above; and



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                  p) Other. All other properties, assets, rights and interests of every kind and description of Seller, including any property, assets, rights and interests of every kind and description acquired for, by or on behalf of the Seller during the period between the Effective Date and the Closing Date, wherever located, used in or relating to the Business except for those assets contemplated by
         Section 2.2

         2.2 Excluded Assets. Notwithstanding Section 2.1, the following assets shall be retained by Seller and shall not be included in the Acquired Assets sold, transferred, assigned, conveyed and delivered to Buyer:

                  a) Employee Plan Assets. The rights of Seller under, and any funds and property held in trust or any other funding vehicle pursuant to, any Employee Plan and any Contracts relating to Employee Plans to the extent that no liabilities relating to or arising from such Employee Plan assets appear on the Balance Sheet;

                  b) Certain Corporate Records. The corporate minute books and records, stock ledger, corporate seal and income tax records and returns of Seller, and any worksheets, notes, files or documents primarily related thereto, wherever located; and

                  c) Other. The certain assets and items of personal property listed on Schedule 2.2(c) hereto.

         2.3 Assumption of Liabilities. Upon the terms and conditions of this Agreement, at the Closing, Buyer shall assume all liabilities and obligations of Seller (i) under only those Contracts that have not been performed prior to the Effective Date and any Contracts entered into during the period between the Effective Date and the Closing Date which are all set forth on Schedule 2.3 hereto, unless such liability or obligation has arisen as a result of a breach by Seller of its obligations or agreements under the applicable Contract, (ii) as set forth on the Balance Sheet, unless such liability or obligation has arisen as a result of Intercompany Indebtedness, and
(iii) as would ordinarily appear on Seller's balance sheet for the period between the Effective Date and the Closing Date, inclusive, unless such liability or obligation has arisen as a result of Intercompany Indebtedness (collectively, the "Assumed Liabilities").

         2.4 Retained Liabilities. Other than the Assumed Liabilities, Buyer shall not assume or in any way be liable or responsible with respect to any liabilities or obligations, whether known or unknown, fixed, contingent or otherwise, and whether arising under contract, as a tort or otherwise, of Seller, its shareholders, directors, officers, employees, agents or Affiliates, or the Business, whether occurring on, before or after the Effective Date. The liabilities and obligations not to be assumed by Buyer and to be retained by Seller (the "Retained Liabilities") include, without limiting the generality of the foregoing, and whether or not incurred in the ordinary and usual course of business, those liabilities and obligations that are (i) not Assumed Liabilities, or (ii) the result of Intercompany Indebtedness.

         2.5 Purchase Price. In consideration of the sale, conveyance, transfer and assignment of the Acquired Assets and the Business as a going concern, and in reliance upon the representations, warranties and undertakings herein made by and of Seller and Shareholder,



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Buyer shall (a) deliver to Seller at Closing NINE MILLION FIVE HUNDRED THOUSAND
DOLLARS ($9,500,000.00) by wire transfer or other immediately available funds (the "Purchase Price"); and (b) assume the Assumed Liabilities.

         2.6      Closing Adjustments.

                  a) Within fifteen (15) days after the Closing Date, Seller shall deliver to Buyer the final Balance Sheet (the "Final November Balance Sheet"). The Final November Balance Sheet shall present fairly the financial position of Seller as of November 30, 1997, in conformity with GAAP applied on a consistent basis, recognizing that: (i) any understatement or omission or omission of a liability or expense, etc., will be offset by any understatement or omission of an asset or revenue, etc., and vice versa; (ii) the Final November Balance Sheet will be considered as a whole; and (iii) if the application of Buyer's accounting methods to Seller's Final November Balance Sheet results in an adverse impact on such Final November Balance Sheet, such impact will be disregarded provided Seller's accounting methods are in accordance with GAAP and used on a consistent basis. After the issuance of the Final November Balance Sheet, the value of the Net Tangible Assets (the "Net Tangible Asset Value") shall be calculated. Any dispute which may arise between Seller and Buyer as to the Net Tangible Asset Value shall be resolved in the following manner:

                           (i) Buyer, if it disputes the Net Tangible Asset Value, shall notify Seller in writing within fifteen (15) business days after the issuance of the Final November Balance Sheet pursuant hereto that Buyer disputes the Net Tangible Asset Value and such notice shall specify in reasonable detail the nature of the dispute;

                           (ii) during the fifteen (15) business day period following the date of such notice, Seller and Buyer shall attempt to resolve such dispute and to determine the appropriateness of the Net Tangible Asset Value; and

                           (iii) if at the end of the fifteen (15) business day
                  period specified in subsection (ii) above, Seller and Buyer shall have failed to reach a written agreement with respect to such dispute, Seller and Buyer shall each submit their final written determination with respect to their dispute over the Net Tangible Asset Value to Deloitte & Touche LLP, independent certified public accountants (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the Net Tangible Asset Value within thirty (30) days after such dispute is referred to the Arbitrator, or within such period as Arbitrator may deem appropriate, and shall find in favor of the party whose final determination is closest to the Arbitrator's determination as issued in its report. The final determination of such prevailing party shall govern for purposes of resolving the dispute as to the Net Tangible Asset Value. The party to whom the Arbitrator does not find in favor of shall bear all costs and expenses incurred in connection with such arbitration. This provision for arbitration shall be specifically enforceable by the Parties and


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                  the decision of the Arbitrator in accordance with the
                  provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

                  b) The adjustment, if any, to the Purchase Price shall be made at such time as (i) the fifteen (15) day notification period set forth in Section 2.6(a)(i) has lapsed and Seller has not received written notification of any dispute, (ii) Buyer shall have set forth in writing to Seller that there is no dispute as to the Net Tangible Asset Value, or (iii) at such time as Arbitrator shall have rendered its final and binding decision with respect to the Net Tangible Asset Value. In the event the Net Tangible Asset Value is less than Five Hundred Fifty Thousand Dollars ($550,000.00), the difference between the Net Tangible Asset Value and Five Hundred Fifty Thousand Dollars ($550,000.00) shall be paid immediately in cash by Seller to Buyer and there shall be a corresponding adjustment to the Purchase Price. In the event the Net Tangible Asset Value exceeds Five Hundred Seventy Five Thousand Dollars ($575,000.00), the difference between the Net Tangible Asset Value and Five Hundred Seventy Five Thousand Dollars ($575,000.00) shall be paid immediately in cash by Buyer to Seller and there shall be a corresponding adjustment to the Purchase Price. In the event the Net Tangible Asset Value is not less than Five Hundred Fifty Thousand Dollars ($550,000.00) nor more than Five Hundred Seventy Five Thousand Dollars ($575,000.00), then there shall be no adjustment to the Purchase Price.

         2.7 Allocation of Purchase Price. No more than FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) of the Purchase Price shall be allocated to the Non-Competition Agreement required to be delivered by Seller, Shareholder and BCBS pursuant to Section 7.2(f). The remainder of the Purchase Price shall be allocated among the Acquired Assets and Assumed Liabilities within one hundred fifty (150) days of the Closing Date as determined by a nationally recognized appraisal firm selected by Buyer in its sole discretion. The Parties hereto agree that such allocation is intended to be binding and final, and Buyer and Seller shall use the foregoing allocation for reporting the purchase and sale of the Acquired Assets for federal, state and local tax purposes and for completing the requisite filings with the IRS.

         2.8 Reconciliation of Cash and Cash Equivalents. No later than December 31, 1997, Seller and Shareholder shall deliver to Buyer an accounting (the "Accounting") of (i) cash and cash equivalents received by Seller or on Seller's behalf by any of its Affiliates, and (ii) expenses paid by Seller or on Seller's behalf by any of its Affiliates, during the period between the Effective Date and the Closing Date, inclusive. In the event the cash and cash equivalents received exceed the expenditures paid, Seller shall remit to Buyer the difference in cash no later than ten (10) days following the receipt of the Accounting. In the event the expenditures paid exceed the cash and cash equivalents, Buyer shall remit to Seller the difference in cash no later than ten (10) days following the receipt of the Accounting. The Accounting shall include reasonable evidence and back-up of cash and cash equivalents received and expenses paid. Any disputes that shall arise with respect to the Accounting greater than Five Thousand Dollars ($5,000.00) in the aggregate shall be resolved pursuant to Section 8.5.




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                                   ARTICLE III

                                     CLOSING

         3.1 Time and Place of Closing. Subject to the satisfaction or waiver of the conditions precedent set forth in Article VII, the closing of the purchase and sale referred to in Article II (the "Closing") shall be held at 11:00 a.m., Eastern Standard Time, December 17, 1997, at the offices of Powell, Goldstein, Frazer & Murphy LLP, Sixteenth Floor, 191 Peachtree Street, N.E., Atlanta, Georgia 30303, or at such other time, date or place as may be agreed upon by the parties in writing. The Effective Date and time of the Closing shall be 12:01 a.m., Eastern Standard Time, on December 1, 1997 (the "Effective Date").

         3.2 Deliveries at Closing. At the Closing, to the extent the parties have not previously delivered the following items, Seller and Buyer shall deliver the following items to each other in a form satisfactory to each other:

                  a) Subject to the qualifications and limitations contained herein concerning the assignability of the Customer Contracts, Seller shall, and Shareholder shall cause Seller to, execute and deliver to Buyer such bills of sale, certificates of title, endorsements, assignments and other instruments of conveyance, in each case in such form as may be reasonably satisfactory to Buyer, as shall be sufficient to vest in Buyer good and marketable title to and deliver to Buyer each of the Acquired Assets, free and clear of all Liens and other encumbrances whatsoever, other than the Permitted Encumbrances;

                  b) Buyer shall deliver to Seller the Purchase Price and execute and deliver such instruments of assumption as shall be necessary to evidence Buyer's assumption of the Assumed Liabilities;

                  c) Buyer shall deliver to Seller the items required under
         Section 7.1; and

                  d) Seller shall, and Shareholder shall cause Seller to, deliver to Buyer the items required under Section 7.2.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDER

         To induce Buyer and Parent to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller and Shareholder, jointly and severally, represent and warrant to Buyer and Parent as set forth below. For purposes of Article IV, Shareholder shall be deemed to have the knowledge of BCBS.

         4.1 Organization and Good Standing. Seller is a corporation duly formed, validly existing and in good standing under the laws of the State of South Carolina. Seller has full power and authority to own, operate and lease its properties and assets and to carry on the Business as now being conducted. Seller is duly qualified or registered, as the case may be, to




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do business in each jurisdiction where the conduct of the Business requires such qualification or registration. The jurisdictions in which Seller is qualified or registered to do business are set forth on Schedule 4.1 hereto.

         4.2 Authorization. Each of Seller and Shareholder has full power, authority and legal right to execute and deliver, and perform its respective obligations under, this Agreement and to consummate the transactions contemplated by this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by Seller and Shareholder and constitutes a legal, valid and binding obligation of Seller and Shareholder, as the case may be, enforceable against each of them in accordance with its terms.

         4.3 Compliance with Laws and Validity of Contemplated Transactions. Seller is in compliance with all Laws (subject to the qualifications set forth in Section 4.18 with respect to environmental matters) applicable to it or the operation, ownership and use of the Acquired Assets or the Business. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or Bylaws of Seller, (b) conflict with or result in any violation of or constitute a default under any Law or Contract (other than any Customer Contract) which is applicable to Seller or by which Seller is bound or to which any of its properties or assets is subject, or (c) result in the creation or imposition of any Lien on any of the Acquired Assets.

         4.4 Title to and Condition of Acquired Assets and Property. Except as set forth on Schedule 4.4 hereto, items of personal property, whether owned or leased by Seller, and used in the conduct of the Business are in satisfactory operating condition, normal wear and tear excepted, and the Acquired Assets as a whole are sufficient to permit the conduct of the Business as currently conducted and as conducted during the immediately preceding twelve (12) months. Seller has good, valid and marketable title to, or valid and enforceable leasehold interests in, as the case may be, all of the Acquired Assets, free and clear of all Liens or other encumbrances or defects in title other than Permitted Encumbrances, and Seller has the complete and unrestricted power and unqualified right to sell, convey, assign, transfer and deliver the Acquired Assets to Buyer and to vest in Buyer good title to the Acquired Assets. Notwithstanding anything contained herein to the contrary, the Parties hereto acknowledge and agree that Seller and Shareholder make no representation, warranty, covenant, agreement or indemnity herein that any Customer Contract is assignable to Buyer in connection with the transactions described herein. Except as set forth on Schedule 4.4 hereto, none of the assets and properties used by the Business are owned by any Affiliate of Seller.

         4.5 Real Property. The Seller does not own any real property and does not lease any real property other than the Leased Real Property.

         4.6 Contracts. True, correct and complete copies of all Contracts (including any amendments thereto) have been provided, or, with respect to the Customer Contracts, have been made available, by Seller to Buyer, and Schedule
4.6 hereto contains a complete and accurate list of the following Contracts:

                  a) each lease agreement (whether covering real or personal property) to which Seller is a party or in which Seller has an interest which relates to the Business including, without limitation, the Personal Property Leases and the Real Property Leases;

                  b) each collective bargaining or other Contract relating to the Business of Seller with any labor union;

                  c) each employment and consulting Contract to which Seller is a party which relates to the Business;

                  d) each Regulatory Agreement to which Seller is a party or by which Seller is otherwise bound which relates to the Business;

                  e) each Contract with respect to the purchase of materials, supplies, equipment, merchandise or services to which Seller is a party which relates to the Business and involves payments or other consideration payable by Seller in excess of Ten Thousand Dollars ($10,000.00) annually, in the aggregate;

                  f) each Contract to which Seller is a party that relates to reseller, licensing, distribution, marketing or similar agreements;

                  g) each Contract to which Seller is a party that relates to the Business which was entered into outside the ordinary course of business;

                  h) each Contract to which Seller is a party that relates to the Business which, under circumstances now reasonably foreseeable by Seller, may be anticipated to result in a loss;

                  i) any other Contract material to the business, financial condition, operating results or prospects of the Business; and

                  j) each Contract between Seller and any Affiliate of Seller which relates to the Business.

         Except as set forth on Schedule 4.6 hereto, to the best of Seller's and Shareholder's knowledge, Seller is not in default, or claimed or purported or alleged default, and there are no facts in existence which with notice or lapse of time or both would constitute a default on the part of Seller in the performance of any obligation to be performed or paid by Seller under any Contract listed or required to be listed on Schedule 4.6. Seller and Shareholder have no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed or paid by such party under any Contract listed on Schedule 4.6. The Contracts are free and clear of any mortgages or liens, and are not subject to any deeds of trust, assignments, subleases or rights of any third parties. All Contracts shall be transferred to Buyer as of the Closing Date to be effective as of the Effective Date, and the continuation, validity and effectiveness of the Contracts will in no way be affected by such transfer or the transactions contemplated by this Agreement. Notwithstanding anything contained herein to the contrary, the Parties hereto acknowledge and agree that Seller and Shareholder make no representation, warranty, covenant, agreement or indemnity herein that any Customer Contract is assignable to Buyer in connection with the transactions described herein.

         4.7 Taxes. Except as set forth on Schedule 4.7 hereto, all federal, state and other tax returns and reports required to be filed by Seller with respect to the operation of the Business have been duly filed by Seller and all taxes and other assessments and levies (including all interest and penalties) including, without limitation, income, franchise, real estate, sales, gross receipts, use and service taxes, and employment and employee withholding taxes, owed by Seller (including, without limitation, in connection with the Acquired Assets or the operation of the Business) have been paid in full by Seller. All such taxes and other assessments and levies which Seller is required by law to withhold, collect or deposit have been duly withheld and collected and deposited with the proper Governmental Authorities or segregated and set aside for such payment and, if so segregated and set aside, shall be so paid by Seller as required by law. Except as set forth on Schedule 4.7, neither the IRS nor any other taxing authority is now asserting or, to the best of Seller's or Shareholder's knowledge, is threatening to assert against Seller any deficiency or claim for additional taxes or interest thereon or penalties in connection therewith.

         4.8      Transactions with Affiliates. Except as set forth on Schedule
4.8 hereto, neither Seller or Shareholder, nor any officer, director or employee of Seller, owns or has a five percent (5%) or more ownership interest in any corporation, property or other entity that is or was during the past three (3) years a party to, or the subject of, any Contract, agreement, business arrangement or relationship with the Business.

         4.9 Permits. Schedule 4.9 hereto lists all Permits issued to Seller by any Governmental Authority (including pursuant to any Environmental
Law) relating to the Business, and there are no other Permits necessary for the conduct of the Business as currently conducted or as conducted during the past twelve (12) months. No proceeding is pending or, to the best of Seller's or Shareholder's knowledge, threatened which seeks the revocation or limitation of any such Permits, and no other suspension or cancellation of any such Permit is threatened.

         4.10 Consents. Except as set forth on Schedule 4.10 hereto or as otherwise set forth herein with respect to Customer Contacts, no Consent of or with any Governmental Authority or any third party is required to be obtained, satisfied or made pursuant to any applicable Laws or Contracts by or with respect to Seller or Shareholder in connection with the execution and delivery of this Agreement by Seller or Shareholder or the performance by Seller or Shareholder of the transactions contemplated by this Agreement.

         4.11 Financial Statements. Schedule 4.11 hereto contains the unaudited balance sheets of Seller relating to the Business as of December 31, 1995 and 1996 and October 31, 1997, and related unaudited statements of income and cash flows for the years and period then ended (collectively, the "Financial Statements") and the unaudited balance sheet as of November 30,

1997 (the "Balance Sheet"), and related unaudited statements of income and cash flows for the period then ended (collectively, with the Balance Sheet, the "November Financial Statements"). The Financial Statements and the November Financial Statements were prepared in accordance with GAAP and on a basis consistent with that of the preceding year, are complete and correct and fairly and accurately present the financial position of Seller and the Business and the results of operations of the Business for the periods then ended. In determining whether a Financial Statement or the November Financial Statements are true, correct, and complete and fairly represents the financial position of Seller at the date thereof: (i) any understatement or omission or omission of a liability or expense, etc., will be offset by any understatement or omission of an asset or revenue, etc., and visa versa; (ii) the subject Financial Statement will be considered as a whole; and (iii) if the application of Buyer's accounting methods to the subject Financial Statement results in an adverse impact on such Financial Statement, such impact will be disregarded provided Seller's accounting methods are in accordance with GAAP and used on a consistent basis. To the best of Seller's and Shareholder's knowledge, Seller has no liabilities or obligations related to the Business as of the Effective Date (whether fixed, absolute, contingent, known, unknown, direct, indirect or otherwise) that are not reflected on the Balance Sheet, except for (a) trade payables and other similar liabilities incurred since the date of the Balance Sheet in the ordinary and usual course of Seller's Business consistent with past practice, and (b) obligations incurred in the ordinary course of business under Contracts disclosed on Schedule 4.6 or incurred in the ordinary course of business under Contracts that are not required by this Agreement to be disclosed on Schedule 4.6.

         4.12 Inventories. The inventories shown on the Balance Sheet or acquired by the Business after the date thereof but prior to the Closing Date are valued in accordance with GAAP and consist of items of a quality and quantity saleable in the ordinary course of business of the Business at amounts not less than those reflected on the Balance Sheet.

         4.13 Accounts Receivable. All accounts receivable of Seller generated by the Business as set forth on the Balance Sheet or acquired by the Business prior to the Closing Date are bona fide and arose out of the ordinary course of business of the Business in accordance with the terms and provisions contained in any documents relating thereto. To Seller's and Shareholder's knowledge, there are no setoffs, counterclaims or disputes asserted or conditions precedent to payment therefor with respect to any such accounts receivable, no discount or allowance from any such account receivable has been made or agreed to, except discounts for prompt payment granted in the ordinary course of business and reflected in documents evidencing such accounts. The Business has established a bad debt reserve, as shown on the Balance Sheet, and there is no fact or circumstance which would impair the validity or collectibility of the Business' accounts receivable in any amount in excess of such bad debt reserve.

         4.14 Backlog. The Company has purchase orders, customer commitments and work in progress for the Business. All such purchase orders, customer commitments and work in progress are set forth on Schedule 4.14 hereto, are not subject to any discounts or allowances and have arisen in the ordinary course of business. Schedule 4.14 also sets forth each of Seller's bank accounts.

         4.15 Litigation. Except as set forth on Schedule 4.15 hereto, there exists (a) no Action or investigation pending or, to the best of Seller's knowledge, threatened against any of the Acquired Assets, or against Seller in any way related to the Business, or against the transactions contemplated by this Agreement, or (b) to Seller's knowledge, no event, fact or circumstance which could reasonably be expected to give rise to any such Action or investigation, or (c) no outstanding Order of any Governmental Authority or arbitrator against Seller in any way related to the Business or affecting any of the Acquired Assets.

         4.16     Employee Benefit Matters.

                  a) Except as disclosed on Schedule 4.16 hereto, Seller has no employment Contracts, severance Contracts or other Contracts (whether oral or written) relating to the employment or compensation of any Person employed in the operation of the Business, nor does Seller maintain, contribute to or have any liability with respect to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or any other pension, profit sharing, retirement, severance, bonus, stock option, deferred compensation, disability or other employee benefit or welfare plans, agreements, arrangements or commitments (collectively, "Employee Plans") for or with any of its present employees or independent contractors who are employed in the operation of the Business.

                  b) Each group health plan (within the meaning of either
         Section 5000(b)(1) of the Code or Section 607(l) of ERISA) maintained or contributed to, currently or in the past, by Seller is and at all times has been operated in compliance with (i) the continuation coverage requirements of Part 6, Subtitle B of Title I of ERISA and
         Section 4980B of the Code, and (ii) the portability, access and renewability provisions of Subtitle K, Chapter 100 or the Code and
         Section 701 et. seq. of ERISA.

                  c) There is no lien upon any property of Seller outstanding pursuant to Section 412(n) in favor of any Seller "employee benefit pension plan", within the meaning of Section 3(2) of ERISA or in favor of the Pension Benefit Guaranty Corporation pursuant to Section 4068 of ERISA and no assets of the Seller have been provided as security to any Seller plan that is or was subject to Title IV of ERISA.

                  d) Seller does not have and has not ever had any past, present or future obligation or liability to contribute to any "multiemployer plan", as defined in ERISA Section 3(37).

                  e) For purposes of this Section 4.16, the term Seller shall be deemed to include any other corporation, trade, business or other entity, other than Seller, which would together with the Seller, now or in the past constitute a single employer within the meaning of Section 414 of the Code.

         4.17 Labor Matters. A true and complete list of each of Seller's employees who are employed in the operation of the Business as of the Effective Date and their respective current salary, other compensation, date of employment and date and amount of last salary increase is set forth on Schedule 4.17 hereto. Seller is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and Seller is not engaged in any unfair labor practice. Except as disclosed on Schedule 4.17, Seller has not, during the immediately preceding twelve (12) months, experienced any material dispute with any of its present employees who are employed in the conduct of the Business.

         4.18 Environmental Matters. Except as set forth on Schedule 4.18 hereto:

                  a) Seller is and has at all times been in compliance with all applicable Environmental Laws, including, without limitation, CERCLA or RCRA, in connection with the ownership, operation and condition of the Acquired Assets and the Business;

                  b) no Contaminants have at any time been treated, recycled or disposed of in any way by Seller or, to the best of Seller's and Shareholder's knowledge, any other Person in or about the Premises;

                  c) there are no locations owned or operated by Persons other than Seller where Contaminants from the operation of the Acquired Assets have been stored, treated, recycled or disposed of;

                  d) to the best of Seller's and Shareholder's knowledge, there are no underground storage tanks located on or about the Premises;

                  e) to the best of Seller's and Shareholder's knowledge, there are no polychlorinated biphenyls, asbestos-containing material or lead-containing material in or about the Premises;

                  f) to the best of Seller's and Shareholder's knowledge, there are no past or continuing releases of Contaminants into the environment from the Premises;

                  g) there are no past or continuing releases of Contaminants into the environment from the operation of the Acquired Assets or the Business;

                  h) Seller has no information indicating that any present or past employee(s) of Seller may have impaired health as the result of the operation of the Acquired Assets or the Business (including any such that may have arisen while the Acquired Assets or Business were owned by any predecessor of Seller);

                  i) Seller has not, in connection with the operation of the Acquired Assets or the Business, generated, treated, stored (including storage of less than 90 days) or disposed of any hazardous waste (within the meaning of such terms under RCRA or any similar state or local legal requirements); and

                  j) Seller has not received any notice from any Governmental Authority or other Person advising Seller that it is potentially responsible for response costs with respect to a release or threatened release of Contaminants and has not received any information requests relating to actual or suspected release of Contaminants.

         4.19     Customers.

                  a) Schedule 4.19(a) hereto contains a complete and accurate list of the Customer Accounts and the "form" contracts utilized in connection with the Customer Accounts. True, correct and complete copies of all Customer Contracts (including any amendments thereto) have been made available to Buyer by Seller for inspection and copying, and Buyer has had an opportunity to make an independent determination whether or not such Customer Contracts are freely assignable to Buyer.

                  b) Except as disclosed on Schedule 4.19(b) hereto, Seller is not involved in any material controversy with any of the Business' customers, nor has Seller received notice that any of the Business' customers intends to terminate its relationship with Seller or with Buyer after the Closing.

                  c) Except as set forth on Schedule 4.19(c) hereto, Seller is not in default, or claimed or purported or alleged default, and there are no facts in existence which with notice or lapse of time or both would constitute a default on the part of Seller in the performance of any obligation to be performed by Seller under any Customer Contract. Seller and Shareholder have no knowledge of any default or claimed or purported or alleged default or state of facts which with notice or lapse of time or both would constitute a default on the part of any other party in the performance of any obligation to be performed by such party under any Customer Contract. The Customer Contracts are free and clear of any Liens, and are not subject to any deeds of trust, assignments, subleases or rights of any third parties.

                  d) To the best of Seller's knowledge, none of the Customer Accounts involve Contracts which have been designated as "set aside for small business" under the rules of the U.S. Small Business Administration or other relevant Governmental Authority.

         4.20     Intellectual Property.

                  a) Schedule 4.20 hereto contains an accurate and complete list of all Intellectual Property that is owned by or registered in the name of Seller or to which Seller has any rights as licensees or otherwise, giving in each case a brief description of the terms of such license or other arrangement. Seller owns (or possesses adequate and enforceable rights to use without payment of royalties) all Intellectual Property necessary for the conduct of, or use in, the Business as the same is presently being conducted, and such Intellectual Property will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing. Each of Seller's key employees has executed a confidentiality agreement with respect to Seller's Confidential Information.

                  b) Except as set forth in Schedule 4.20, there are no claims of patent, trade name, trademark, or copyright infringement, or of misappropriation or misuse of the trade secrets, know-how or confidential information of any Person, pending or threatened against Seller and relating to the Business and there are no facts or circumstances which could reasonably be anticipated to result in any such claim. To the best of Seller's and Shareholder's knowledge,
         (i) Seller does not employ any employee, employed in the operations of the Business in a manner which violates any non-competition or non-disclosure agreement which such employee entered into in connection with any former employment, and (ii) no Person is infringing any of Seller's rights to the Intellectual Property.

         4.21 Insurance. Schedule 4.21 hereto contains a list and brief description of the policies of fire, casualty, liability, health, welfare and other forms of insurance owned or held by Seller for the Business. The properties and Business of Seller of an insurable nature are insured to the extent and against such risks customarily insured against by corporations of similar size and in similar business. All policies listed on Schedule 4.21 will be outstanding and duly in force on the Closing Date.

         4.22 No Third Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of Seller's assets, properties, or rights included in the Acquired Assets or any interest therein, except for those contracts entered into in the normal course of business consistent with past practice for the sale of the Company's products and services.

         4.23 Absence of Undisclosed Liabilities. To the best of Seller's and Shareholder's knowledge, the Business has no liabilities or obligations, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

                  a) those liabilities or obligations set forth on the Balance Sheet and not heretofore paid or discharged; and

                  b) those liabilities arising in the regular and ordinary course of business under any Contract.

         4.24 No Material Adverse Change; Operations in Ordinary Course. Since December 1, 1997, Seller has operated the Business only in the usual and ordinary course, consistent with past practice, and, except as set forth on
Schedule 4.24 hereto, there has not been: (a) any material adverse change in the business, assets, financial condition, results of operations or prospects of Seller relating to the Business, or any occurrence or circumstance which might reasonably be expected to result in any such material adverse change before or after the Closing; (b) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the Acquired Assets or the business, assets, financial condition, operating results or prospects of Seller relating to the Business; (c) any transfer by sale or otherwise of any Acquired Assets or other properties of Seller relating to the Business, or grant of a security interest therein, except in the ordinary course of business; (d) any cancellation, termination, acceleration, default, amendment or waiver of any material Contract relating to the Business or of any rights or claims arising thereunder except in the ordinary course of business; (e) any increase in the compensation, insurance or benefits payable or to become payable to any employee or consultant of Seller who is employed in the operation of the Business or any bonus payment or arrangement made to or with any such employee, other than increases, bonuses or benefits required by any Contract or Employee Plan identified in Schedule 4.16; (f) any agreement, transaction or other arrangement to which Seller is a party entered into, amended or terminated in anticipation of any of the transactions contemplated by this Agreement; (g) any obligation or liability incurred in excess of Ten Thousand Dollars ($10,000.00) in the aggregate, except trade or business obligations incurred in the ordinary course of business consistent with past practice; (h) any failure to maintain in full force and effect insurance providing coverage and amounts in accordance with past practice; (i) any change in any sales program not in the ordinary course of business; (j) any declaration, set aside or payment of any dividends with respect to its capital stock; (k) any loan transaction where Seller has become either creditor, borrower or guarantor; (l) any capital expenditures by Seller in excess of Ten Thousand Dollars ($10,000.00) other than repairs or replacements in the normal course of business; and (m) any agreement by Seller to do anything identified in clauses (a) through (l) above.

         4.25 Disclosures. Neither this Agreement nor any certificate, document, written statement or other instrument furnished to Buyer by or on behalf of Seller pursuant to this Agreement, contains any untrue statement of material fact or omits any material fact necessary in order to make the statements contained herein or therein not misleading. Any documents furnished to Buyer by or on behalf of Seller are, in all material respects, true, correct and complete copies thereof and there have been no amendments or modifications thereto except as otherwise set forth on such documents. To Seller's knowledge, Seller has disclosed to Buyer in writing any fact, occurrence, or circumstance that could reasonably be anticipated to have a material adverse effect on the Acquired Assets or the business, financial condition, operating results or prospects of the Business.

         4.26 Shareholder Ownership. Shareholder owns all of the issued and outstanding capital stock of Seller, and there are no outstanding options, warrants or other rights, issued or outstanding, to acquire an equity interest in Seller.

         4.27 Brokers. No broker or finder has acted for Seller or Shareholder in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Seller or Shareholder.

         4.28 Notwithstanding anything contained herein to the contrary, the representations and warranties of Seller and Shareholder contained in this
Article IV shall terminate eighteen (18) months after the Closing Date.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

         To induce Seller and Shareholder to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and Parent, jointly and severally, represent and warrant to Seller and Shareholder as follows:

         5.1 Organization and Good Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Georgia and has full power and authority and legal right to own, operate and lease its properties and assets and to carry on its business as now being conducted.

         5.2 Authority. Each of Buyer and Parent has full power, authority and legal right to execute and deliver, and to perform its respective obligations under, this Agreement and to consummate the transactions contemplated by this Agreement, and have taken all necessary action to authorize the transactions contemplated hereby on the terms and conditions of this Agreement and to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed by Buyer and Parent and constitutes a legal, valid and binding obligation of Buyer and Parent enforceable against each of them in accordance with its terms.

         5.3 Compliance with Laws and Validity of Contemplated Transactions. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in a violation or breach of the Articles of Organization or Operating Agreement of Buyer, (b) conflict with or result in any violation of or constitute a default under any Law which is applicable to Buyer or by which Buyer is bound or to which any of its properties or assets are subject, or (c) result in the creation or imposition of any Lien upon or with respect to any material property now owned by Buyer.

         5.4 Brokers. No broker or finder has acted for Buyer or Parent in connection with the transactions contemplated by this Agreement, and no broker or finder is entitled to any broker's or finder's fee or other commission in respect thereof based in any way on agreements, understandings or arrangements with Buyer or Parent.

         5.5 Consent. No Consent of or with any Governmental Authority or any third party is required to be obtained, satisfied or made pursuant to any applicable Laws or Contracts by or with respect to Buyer or Parent in connection with the execution and delivery of this Agreement by Buyer or Parent or the performance by Buyer or Parent of the transactions contemplated by this Agreement.

         5.6 Litigation. Except as set forth on Schedule 5.6 hereto, there exists (a) no Action or investigation pending or, to the best of Buyer's knowledge, threatened against the transactions contemplated by this Agreement, or (b) to Buyer's knowledge, no event, fact or circumstance which could reasonably be expected to give rise to any such Action or investigation.

                                   ARTICLE VI

                          COVENANTS OF BUYER AND SELLER

         6.1      Covenants of Seller.

                  a) Execution of Further Documents. From and after the Closing, upon the reasonable request of Buyer, Seller shall, at its expense, execute, acknowledge and deliver all such further acts, deeds, bills of sale, endorsements, adjustments, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required to convey and transfer to and vest in Buyer and protect its right, title and interest in all of the Acquired Assets, and as may otherwise be appropriate to carry out the transactions contemplated by this Agreement.

                  b) Cooperation. Seller shall use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to cause all of the conditions to Buyer's obligations under this Agreement within the direct or indirect control of Seller to be satisfied prior to the Closing Date. Seller shall not take any action, or omit to take any action, which would prevent any of the conditions to Buyer's obligations under this Agreement to be satisfied prior to the Closing Date.

                  c) Access to Information. Until the Closing, Seller shall afford to Buyer and to its counsel, accountants, investment advisors and other representatives reasonable access during normal business hours (upon reasonable prior notice) to all of its properties, books, tax returns, Contracts, Permits and records relating to the Business and shall furnish or cause to be furnished to Buyer all such documents and information with respect to the Business as the Buyer may from time to time reasonably request. In connection with its examination of the Seller, Buyer and its representatives may communicate, upon receiving prior written approval of Seller, with any persons having business dealings with the Seller.

                  d) Maintenance of Properties and Assets. Until the Closing, Seller shall maintain all of the Acquired Assets in the same repair, order, and condition as on the date of this Agreement, ordinary wear and tear excepted.

                  e) Transactions Out of Ordinary Course of Business. Until the Closing, Seller shall (i) preserve intact the Business, (ii) keep available the services of the key employees of Seller employed in the Business, (iii) maintain, preserve and protect Seller's relationships and goodwill with the employees, suppliers and customers of the Business, and (iv) conduct the Business only in the ordinary course, consistent with past practice. Except with the prior written consent of Buyer, Seller shall not take any action or omit to take any action which would render any of the representations and warranties of Seller in the Agreement to be untrue or inaccurate in any material respect if made anew immediately after such action or omission, or take any action that would constitute a breach of Section 4.24.

                  f) No Solicitation of Other Offers. On or before December 31, 1997, neither Seller nor any of its respective officers, directors, representatives or advisors, shall directly or indirectly, solicit or initiate (including by way of furnishing any non-public information) discussions, inquiries or proposals, or participate in any negotiations for the purpose or with the intention of leading to any proposal, concerning any acquisition of all or any portion of the Acquired Assets, except for the transactions with Buyer contemplated by this Agreement.

                  g) Employee Matters.

                           (i) Seller shall pay in full or accrue on the Balance Sheet all wages, salaries, bonuses and other direct and indirect compensation and benefits earned by employees employed in the operation of the Business through the Effective Date. Except for salaries, bonuses and other direct and indirect compensation and benefits earned by employees employed in the operation of the Business through the Effective Date, Seller shall retain all liabilities and obligations in respect of the past, present and future employees of Seller under the Employee Plans or otherwise and all Laws applicable to the Employee Plans or the employment of such employees through the Closing Date. Without limiting the generality of the foregoing, Buyer shall have no liability or obligation whatsoever under any Employee Plan, nor shall Buyer have any obligation to make any severance or termination payments to any Persons as a result of their termination by Seller.

                           (ii) Seller has offered or will offer to all Employees who were or will be terminated by Seller the right to continue their coverage under Seller's group health plans, within the meaning of either Section 5000(b)(1) of the Code or
                  Section 607(l) of ERISA, as defined in Section 5000(b)(1) of the Code in accordance with the continuation coverage requirements of Part 6 of Subtitle B of Title I of ERISA and
                  Section 4980B of the Code.

                           (iii) For purposes of this Subsection (g), the term
                  Seller shall be deemed to include any other corporation, trade, business or other entity, other than Seller, which would, together with the Seller, now or in the past constitute a single employer within the meaning of Section 414 of the Code.

                  h) Nonassignable Interest and Rights.

                           (i) To the extent that the assignment of any Contract
                  or Permit to be assigned to Buyer pursuant to this Agreement requires the Consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach of such Contract or Permit. Seller shall use its best efforts to obtain any Consent necessary to any such assignment other than the assignment of any Customer Contract. If any such consent is not obtained, Seller shall cooperate with Buyer, at Seller's expense, in any reasonable arrangement requested by Buyer designed to provide for Buyer to the extent practicable the benefit, monetary or otherwise, of any such Contract or Permit, including enforcement of any and all rights of Seller against the other party thereto arising out of any breach or cancellation of such Contract, other than a Customer Contract, or Permit by such other party or otherwise.

                           (ii) To the extent that the assignment of any Customer Contract to be assigned to Buyer pursuant to this Agreement requires the Consent of any other party, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach of any such Customer Contract; provided, however, that prior to and for one hundred twenty (120) days following the Closing Date, Seller shall use reasonable efforts to obtain any Consent necessary to assign any Customer Contract. For purposes hereof, reasonable efforts shall be defined exclusively as the drafting and mailing of a joint letter, the form and content of which is reasonably acceptable to Seller and Buyer, signed by both Buyer and Seller seeking Consent to the assignment of any Customer Contract at Buyer's discretion.

                           (iii) At Closing, as to each Assumed Contract, other than a Customer Contract, not assigned to the Buyer as a result of this Section 6.1(h) because the requisite authorization for transfer cannot be obtained on or before the Closing Date, Seller and Buyer shall, if permitted by applicable laws and the Assumed Contract, negotiate and execute a mutually satisfactory subcontracting agreement, under which Seller shall subcontract to Buyer the performance of all work and the satisfaction of all of Seller's obligations, as well as all rights, including, but not limited to, rights to payment pursuant to the applicable contract. The subcontracting agreement between Seller and Buyer shall expire with respect to each such Assumed Contract on the earlier of the date on which the third party approves assignment or the termination of such Contract.

                  i) Amending and Supplementing of Schedules. Seller shall promptly notify Buyer of any occurrence or state of facts which would result in any of the representations and warranties contained in
         Article IV of this Agreement not being true and correct if made anew at the time of such notice. From time to time prior to the Closing Date, Seller shall promptly supplement or amend the Schedules with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described on a Schedule to this Agreement. No such supplement or amendment shall have the effect of curing any inaccuracy or misrepresentation in any representation or warranty in this Agreement unless Buyer elects in writing to waive such inaccuracy or misrepresentation; provided, however, Seller shall have the opportunity to cure such violation prior to Closing.

                  j) Confidentiality. Seller and Shareholder acknowledge and agree that by reason of their ownership of the Acquired Assets they have had access to and become informed of "Confidential Information" which is a competitive asset of the Business or the disclosure of which would be harmful to the interests of Buyer as the owner and operator of the Business after the Closing. As used in this Agreement, "Confidential Information" shall mean information related to the Business (i) which derives economic value, actual or potential, from not being generally known to, or readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, financial affairs, processes, customers (current and prospective), services, employees, employees' compensation, research, development, inventions, existing and future products and services, product and service plans and designs, purchasing, accounting, distribution systems, marketing, formulae, compilations, programs, methods, techniques, drawings, files (including client files), suppliers, Intellectual Property not heretofore listed and any of the foregoing which belong to any other Person but to which Seller or Shareholder has access as a result of its ownership of the Acquired Assets. Seller and Shareholder agree to keep in confidence, and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use any of such Confidential Information. At or promptly after the Closing, Seller and Shareholder shall deliver to Buyer any Confidential Information which is in their possession, custody or control (excluding the normal business, accounting and tax records of Seller which may be retained by Seller). Notwithstanding the foregoing, this paragraph (j) shall cease to apply to such Confidential Information which (A) is or has become, through no fault of Seller, generally known to the public, or (B) is required to be disclosed pursuant to a valid order of a court of competent jurisdiction. In the event that Seller or Shareholder determine that it is required by law to disclose any Confidential Information, such party will not make such disclosure unless (and then only to the extent that) it has been advised by independent legal counsel that such disclosure is required by law and then only after seven (7) days' prior written notice is given to Buyer that such disclosure has been requested and is required by law.

                  k) Financial Statements of Seller. Seller shall deliver to Buyer as soon as practicable after the Closing Date, but not later than February 28, 1998, the audited balance sheets of Seller relating to the Business as of December 31, 1995 and 1996 and November 30, 1997, and related audited statements of income and cash flows for the years and period then ended. Buyer and/or Parent shall pay on or before February 28, 1998 up to Seventy Thousand Dollars ($70,000.00) for expenses related to the audits contemplated by the preceding sentence. Expenses beyond $70,000 shall be the exclusive responsibility of Seller and Shareholder.

                  l) Change in Name. Within five (5) days following the Closing Date, Seller and Shareholder shall deliver to Buyer Articles of Amendment filed with the South Carolina Secretary of State changing Seller's name to another name bearing no similarity to Dezine Healthcare Solutions, Inc. Within fifteen (15) days of the Closing Date, Seller shall deliver to Buyer evidence of the termination of Seller to do business in each state where Seller is qualified to do business or amendments changing Seller's name in such jurisdictions. After the Closing Date, Seller and Shareholder shall have no rights whatsoever with respect to Dezine Healthcare Solutions, DA Dezine Associates or any name bearing similarity thereto.

         6.2      Covenants of Buyer.

                  a) Execution of Further Documents. From and after the Closing, upon the reasonable request of Seller, Buyer shall, at its expense, execute, acknowledge and deliver all such further instruments of assumption, and as may otherwise be appropriate to carry out the transactions contemplated by this Agreement.

                  b) Employee Matters. Buyer shall offer employment from and after the Closing Date to substantially all of Seller's employees who are actively employed by Seller in the operation of the Business on the Effective Date (the "Hired Employees") on such terms and conditions as Buyer may, in its sole discretion, determine.

                  c) Cooperation. Buyer shall use all reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to cause all of the conditions to Seller's and Shareholder's obligations under this Agreement within the direct or indirect control of Buyer to be satisfied prior to the Closing Date. Buyer shall not take any action or omit, to take any action, which would prevent the conditions to Seller's and Shareholder's obligations under this Agreement to be satisfied prior to the Closing Date. Buyer shall also use all reasonable efforts to pay, perform or discharge in due course from and after the Closing Date the Assumed Liabilities.

         6.3      Post-Closing Access.

                  a) Buyer agrees that all books and records delivered to Buyer by Seller pursuant to this Agreement shall be open for inspection by Seller at any time during regular business hours upon reasonable notice for a period of seven (7) years (or for such longer period as may be required by applicable Law) following the Closing and that during such period, Seller, at its expense, may make such copies thereof as it may reasonably desire. Without limiting the generality of the foregoing, Buyer shall not destroy or give up possession of any original or final copy of any such books and records delivered to Buyer hereunder (whether stored on electronic media or otherwise) without first offering Seller the opportunity, at Seller's expense, to obtain such original or final copy or a copy thereof.

                  b) Seller agrees that all books and records relating to the Business and retained by Seller shall be open for inspection by Buyer at any time during regular business hours for a period of seven (7) years (or for such longer period as may be required by applicable Law) following the Closing and that during such period, Buyer, at its expense, may make such copies thereof as it may reasonably desire. Without limiting the generality of the foregoing, Seller shall not destroy or give up possession of any original or final copy of any such books and records relating to the Business and retained by Seller hereunder (whether stored on electronic media or otherwise) without first offering Buyer the opportunity, at Buyer's expense, to obtain such original or final copy or a copy thereof.

                  c) Nothing contained in this Section 6.3 shall obligate any party hereto to make available any books and records if to do so would violate the terms of any Contract to which it is a party or to which it or its assets are subject.

                                   ARTICLE VII

                              CONDITIONS TO CLOSING

         7.1 Conditions to Seller's Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in writing):

                  a) Representations and Warranties of Buyer and Parent. The representations and warranties of Buyer and Parent shall be true, correct and complete, in all material respects, both on the date hereof and as of the Closing (as though such representations and warranties were made anew), except as affected by transactions expressly contemplated or permitted by this Agreement;

                  b) Covenants of Buyer. Buyer shall have performed, in all material respects, all of its obligations and agreements and complied, in all material respects, with all of its covenants contained in this Agreement to be performed and complied with by Buyer prior to or at the Closing;

                  c) No Adverse Action. No preliminary or permanent injunction or other Order (including a temporary restraining Order) of any Governmental Authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect nor shall any Action seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking damages in connection therewith, be pending, nor shall any such Action be overtly threatened;

                  d) Manager's and Officer's Certificate. Buyer shall have delivered to Seller a standard Manager's and Officer's Certificate;


                  e) Opinion of Counsel for Buyer. Powell, Goldstein, Frazer & Murphy LLP shall have delivered to Seller its opinion, dated the Closing Date, with respect to the matters set forth on Exhibit B;


                  f) Consents. All required government Consents shall have been received;


                  g) Other Deliveries. Buyer shall have delivered the items required by Section 3.2(b) to Seller.

         7.2 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions (each of which may be waived by Buyer in writing):

                  a) Representations and Warranties of Seller and Shareholder. The representations and warranties of Seller and Shareholder in this Agreement and the Schedules hereto shall be true, correct and complete, in all material respects, both on the date hereof and as of the Closing (as though such representations and warranties were made anew), except as affected by transactions expressly contemplated or permitted by this Agreement, unless they reference a specific earlier date whereupon, at Closing, they shall be true as of the earlier date referenced. For the purposes of determining whether this condition is satisfied, no effect shall be given to any amendments or supplements to the Schedules made by Seller pursuant to Section 6.1(i);

                  b) Covenants of Seller. Seller shall have performed, in all material respects, all of its obligations and agreements and complied, in all material respects, with all of its covenants contained in this Agreement to be performed and complied with by Seller prior to or at the Closing;

                  c) No Material Adverse Change. There shall not have been any material adverse change in the Acquired Assets or in the business, financial condition, operations, backlog, customer and employee relations and prospects of the Business since November 30, 1997;

                  d) No Adverse Action. No preliminary or permanent injunction or other Order (including a temporary restraining Order) of any Governmental Authority which prevents the consummation of the transactions contemplated by this Agreement shall have been issued and remain in effect, nor shall any Action seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking damages in connection therewith, be pending, nor shall any such Action be overtly threatened;

                  e) Completion of Due Diligence. The Buyer shall have completed its legal business and financial due diligence with results satisfactory to it;

                  f) Non-Competition Agreement. Each of Buyer, Parent, Seller, Shareholder and BCBS shall have entered into a Non-Competition Agreement substantially in the form of Exhibit A hereto with Buyer;

                  g) Opinion of Counsel for Seller. Nexsen Pruet Jacobs & Pollard, LLP shall have delivered to Buyer its opinion, dated the Closing Date, with respect to the matters set forth on Exhibit C;

                  h) Secretary's and Officer's Certificate. Seller shall have delivered to Buyer a standard Secretary's and Officer's Certificate;

                  i) Consents. All required government Consents shall have been received; and

                  j) Other Deliveries. Seller shall have delivered the items required by Section 3.2(a) to Buyer.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         8.1 Seller's and Shareholder's Indemnification Obligations. Subject to Section 8.4, Seller and Shareholder shall, jointly and severally, indemnify, defend and hold harmless Buyer and Parent and each of their respective officers, directors, shareholders, partners, employees, agents, Affiliates, successors, and assigns (collectively with Buyer and Parent, the "Buyer Indemnitees") from and against, and shall reimburse the Buyer Indemnitees for, all suits, claims, demands, actions, causes of action, losses, costs, assessments, judgments, damages, or expenses (including, without limitation, any fines, penalties, punitive damages, and reasonable fees and disbursements of counsel and other expenses incurred investigating or defending any of the foregoing or enforcing this Agreement) (collectively, "Losses") imposed upon or incurred by any of the Buyer Indemnitees, directly or indirectly, and whether or not the result of any third party claim, resulting from or arising out of or with respect to (a) the operation of the Business or the Acquired Assets by Seller prior to the Effective Date (but excluding the Assumed Liabilities), (b) any inaccuracy in or breach of any of Seller's or Shareholder's representations and warranties in this Agreement or in any Schedule or certificate delivered by Seller pursuant hereto (whether discovered before, during or after the Effective
Date), (c) any breach by Seller or Shareholder of their respective covenants and agreements in this Agreement, (d) the failure of Seller to pay, perform or discharge any of Seller's obligations or liabilities not expressly assumed by Buyer pursuant to this Agreement including, without limitation, the Retained Liabilities, or (e) non-compliance with any "bulk sales law" or similar law.

         8.2 Buyer's and Parent's Indemnification Obligations. Buyer and Parent shall indemnify, defend and hold harmless Seller and Shareholder and each of their respective officers, directors, shareholders, partners, employees, agents, Affiliates, successors and assigns (collectively with Seller and Shareholder, the "Seller Indemnitees") from and against, and shall reimburse the Seller Indemnitees for, all Losses imposed upon or incurred by any of the Seller Indemnitees, directly or indirectly, and whether or not the result of any third party claim, resulting from or arising out of or with respect to (a) the operation of the Business or the Acquired Assets by Buyer on or after the Closing, (b) any inaccuracy in or breach of any of Buyer's or Parent's representations and warranties in this Agreement or certificate delivered by Buyer or Parent pursuant hereto, (c) any breach by Buyer or Parent of their respective covenants and agreements in this Agreement, (d) the failure by Buyer to pay, perform or discharge any of the Assumed Liabilities, (e) failure to make any requisite filings under the Hart-Scott Rodino Act in connection with the transactions contemplated herein, or (f) any Losses sustained as a result of any subcontracting agreement entered into pursuant to Section 6.1(h)(iii) above, except to the extent such Losses contemplated by this Section 8.2(f) are caused by the negligence or intentional acts of Seller..

         8.3      Notice and Opportunity to Defend.

                  a) As soon as is reasonably practicable after any Seller Indemnitee or Buyer Indemnitee becomes aware of any claim, event or circumstance that has or might give rise to an indemnification obligation on the part of the other party under Section 8.1 or 8.2 hereof, such Seller Indemnitee or Buyer Indemnitee, as the case may be (the "Indemnified Party"), shall give written notice thereof (a "Claim Notice") to the party from which indemnification is sought (the "Indemnifying Party"). The Claim Notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Losses that have been or may be suffered by the Indemnified Party. The failure of any Indemnified Party to promptly give any Indemnifying Party a Claim Notice shall not preclude such Indemnified Party from obtaining indemnification under this Article VIII, except to the extent, and only to the extent, that such Indemnified Party's failure has actually prejudiced the Indemnifying Party's rights or increased its liabilities and obligations hereunder.

                  b) With respect to any Claim Notice that involves legal proceedings commenced by a third party (a "Legal Claim"), the Indemnifying Party shall have the right by written notice to the Indemnified Party not later than 30 days after receipt of such Claim Notice to assume the control of the defense, compromise or settlement of such Legal Claim, provided that (i) such assumption shall, by its terms, be without cost to the Indemnified Party, and (ii) the Indemnifying Party agrees in writing that it is responsible to indemnify (fully and completely) the Indemnified Party for such Claim.

                  c) Upon the assumption of control by the Indemnifying Party as provided in Section 8.3(b), the Indemnifying Party shall, at its expense, diligently proceed with defense, compromise or settlement of the Legal Claim at Indemnifying Party's sole expense, including employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, and take such other steps as in the opinion of counsel for the Indemnifying Party are necessary to enable the Indemnifying Party to conduct such defense.

                  d) The final, non-appealable determination of any Legal Claim, including all related costs and expenses, shall be binding and conclusive upon Indemnifying Party and Indemnified Party as to the amount of the indemnification; provided, however, that in the Indemnifying Party's defense of such Legal Claim, except with the written consent of the Indemnified Party, the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement, which does not include as an unconditional term thereof the provision by the claimant to the Indemnified Party of a release from all liability in respect of such Legal Claim.

                  e) Should the Indemnifying Party fail to give notice to the Indemnified Party as provided in Section 8.3(b), the Indemnified Party shall be entitled to defend, settle or compromise the Legal Claim as in its sole discretion may appear advisable, and such final determination, settlement or compromise of the Legal Claim shall be binding upon the Indemnifying Party.

                  f) If the Indemnifying Party incurs indemnity costs or pays indemnity damages under this Agreement, and the Indemnified Party receives insurance proceeds for the same claim or event, then the Indemnified Party shall refund such indemnity costs or damage payments to the Indemnifying Party from such insurance proceeds to the extent that the Indemnified Party has received benefits from both sources (i.e., payments of indemnity damages from the Indemnifying Party and such insurance proceeds) in excess of the amount of indemnity damages incurred by or asserted against the Indemnified Party.

         8.4      Limitations on Indemnification.

                  a) Notwithstanding anything contained in this Agreement or any document executed in connection therewith (except with respect to claims that may arise under the Non-Competition Agreement), Seller and Shareholder shall not be liable for any claim for indemnification asserted by Buyer, Parent, or any other Person pursuant to any provision of this Agreement, eighteen (18) months after the Closing Date, unless such claim arises from the Retained Liabilities.

                  b) For purposes of determining whether any indemnification is permitted for any inaccuracy in or breach of the representations and warranties of the Parties, such representations and warranties shall not be effected or diminished by any investigation before the Closing Date by or on behalf of Buyer or Seller, as appropriate.

                  c) Notwithstanding anything contained in this Agreement or any document executed in connection therewith, neither Seller nor Shareholder shall become liable for any such indemnification claims under this Agreement unless and until the aggregate of all such claims exceeds One Hundred Thousand and No/100 ($100,000.00) Dollars, and then only to the extent of such excess over One Hundred Thousand and No/100 ($100,000.00) Dollars. For purposes of the foregoing calculation, any claims asserted by Buyer or Parent under the Non-Competition Agreement shall be included in such calculation. Notwithstanding the foregoing, the limitations of this Section 8.4(c) shall apply to all claims for indemnification by Seller or Shareholder under this Agreement, except claims arising from the Retained Liabilities or Seller's obligations pursuant to Section 6.1(k) hereof.

         8.5 Arbitration. All disputes under this Article VIII shall be settled by arbitration in Charlotte, North Carolina, before a single arbitrator pursuant to the rules of the American Arbitration Association (the "AAA"). Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8.5. The arbitrator shall be selected by the joint agreement of the parties, but if they do not so agree within twenty (20) days after the date of the notice referred to in the preceding sentence, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the AAA. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties, and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared.

         8.6 Exclusive Remedies. Notwithstanding anything contained in this Agreement or any document executed in connection therewith (except with respect to claims that may arise under the Non-Competition Agreement), the indemnification rights set forth in Sections 8.1 and 8.2, all of which are subject to the terms, limitations, and restrictions of this Article VIII, shall be the exclusive remedy after Closing against any Party for monetary damages sustained as a result of a breach of a representation, warranty, covenant, or agreement under this Agreement. Such limitations set forth in this Article VIII shall not impair the rights of any of the Parties: (i) to seek non-monetary equitable relief, including (without limitation) specific performance or injunctive relief to redress any default or breach of this Agreement; or (ii) to seek such non-monetary equitable relief to redress any default or breach of any consent, agreement, or other document to be delivered at Closing hereunder.

                                   ARTICLE IX

                                   TERMINATION

         9.1 Termination, Mutual Consent, Final Date. Anything herein to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date
(a) by mutual consent of Buyer and Seller, (b) by any party, if the Closing does not occur on or before December 31, 1997, or (c) by the Buyer, or by Seller, upon the occurrence or discovery of an event or circumstance which would render the satisfaction of any of the conditions to such party's obligations hereunder impossible to satisfy by December 31, 1997.

         9.2 Effects of Termination. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become null and void and of no further force and effect. Notwithstanding the foregoing and subject to the limitations contained in
Section 8.4, nothing in this Article IX shall affect any liability any party may have for any inaccuracy or misrepresentation in any representation or breach of any warranty or covenant prior to such termination, which shall survive any such termination.

                                    ARTICLE X

                               TAXES AND EXPENSES

         10.1 Taxes and Expenses. Seller shall be responsible for and shall pay all transfer taxes, gross receipts, sales or use taxes, license and registration fees and expenses, if any, and all other taxes, fees or other charges of any Governmental Authority, except for any expenses related to
Section 8.2(e), required to be paid (regardless of who has the obligation to collect such tax, fee or charge) as a result of the sale, assignment, conveyance and delivery of the Acquired Assets and the Business to Buyer and the transactions contemplated by this Agreement. Each party shall pay any accounting, legal or similar expenses incurred by such party or to be incurred by it in negotiating, closing and carrying out this Agreement and the transactions contemplated hereby.

                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such Person or circumstance other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby and shall be enforceable to the fullest extent permitted by law, and in substitution for such invalid or unenforceable provision there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under applicable Law.

         11.2 Waivers. Any failure by any party to this Agreement to comply with any of its obligations, agreements or covenants hereunder may be waived by Seller in the case of a default by Buyer and by Buyer in the case of a default by Seller. Seller and Buyer will not be deemed, as a consequence of any act, delay, failure, omission, forbearance or other indulgences granted from time to time by Seller on the one hand, or Buyer on the other hand (a) to have waived, or to be estopped from exercising, any of its rights or remedies under this Agreement, or (b) to have modified, changed, amended, terminated, rescinded, or superseded any of the terms of this Agreement, unless such waiver, modification, amendment, change, termination, rescission, or supersession is express, in writing and signed by a duly authorized officer of Seller or a duly authorized officer of Buyer. No single or partial exercise by Seller or Buyer of any right or remedy will preclude other or further exercise thereof or preclude the exercise of any other right or remedy, and a waiver expressly made in writing on one occasion will be effective only in that specific instance and only for the precise purpose for which given, and will not be construed as a consent to or a waiver of any right or remedy on any future occasion or a waiver of any right or remedy against any other Person. Except as provided in this Section 11.2, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any of the representations, warranties, covenants, conditions or agreements contained in this Agreement.

         11.3 Notices. Any notice or other communication required or permitted to be given under the terms of this Agreement shall be mailed or delivered to the other party at the address shown below and shall be effective and deemed received (i) if mailed, three (3) days after placement in the United States mail postage prepaid, by registered or certified mail, return receipt requested, (ii) if via overnight mail, on the day delivered, or (iii) if personally delivered, when delivered:

                  a)  If to Seller or Shareholder:

                                    Companion Technologies Corporation
                                    I-20 at Alpine Road
                                    Columbia, South Carolina 29219
                                    Attn:  Robert Higgins

                  with a copy to:

                                    Nexsen Pruet Jacobs & Pollard, LLP
                                    P.O. Drawer 2426
                                    Columbia, South Carolina 29202
                                    Attn:  Julian Hennig III, Esq.

                  b)  if to Buyer or Parent:

                                    Simione Central Holdings, Inc.
                                    6600 Powers Ferry Road
                                    Suite 300
                                    Atlanta, Georgia  30339
                                    Attn:  James R. Henderson

                  with a copy to:

                                    Powell, Goldstein, Frazer & Murphy LLP
                                    191 Peachtree Street
                                    16th Floor
                                    Atlanta, Georgia 30303
                                    Attn:  Linzy O. Scott, III, Esq.

or to such other Person(s) at such address or addresses as may be designated by written notice to the other parties hereunder.

         11.4 Applicable Law. This Agreement shall be governed and construed and interpreted in accordance with the laws of the State of South Carolina.

         11.5 Publicity. The parties agree that no publicity release or announcement concerning the transactions contemplated hereby shall be issued by any party without the advance written consent of the others, except as such release or announcement may be required by Law, in which case the party making the release or announcement shall show such release or announcement in advance to the other Parties.

         11.6 Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Notwithstanding the foregoing, this Agreement and the Parties' rights and obligations under this Agreement shall not be assigned by a party to another Person without the prior written consent of the other Parties; provided, however, that Buyer shall be entitled to assign its rights and benefits under this Agreement to any of its Affiliates or to any Person that acquires the Acquired Assets or the Business whether by means of any asset sale, merger or otherwise.

         11.7 Entire Agreement. This Agreement, together with the Schedules and Exhibits attached hereto and the certificates delivered in connection herewith, embodies the entire agreement and understanding of the Parties hereto and supersedes any prior agreement or understanding between the Parties with respect to the subject matter of this Agreement.

         11.8     Rules of Construction. Unless the context otherwise requires:
(a) "or" is not exclusive; (b) words in the singular include the plural, and words in the plural include the singular; (c) "herein," "hereof," "hereto" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision; (d) any gender used in this Agreement shall be deemed to include the neuter, masculine and feminine genders; and (e) any reference to an Article, Section, Schedule or Exhibit is a reference to a Section of this Agreement or a Schedule or Exhibit attached to this Agreement unless the context otherwise provides.

         11.9 Amendment. This Agreement cannot be amended or terminated orally, but only by a writing duly executed by the Parties.

         11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

         11.11 Headings. Headings of the sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

         11.12 Equitable Relief. Subject to Section 8.6 above, the Parties to this Agreement agree that (a) if any Party breaches this Agreement, the damage may be substantial, although difficult to ascertain, and money damages may not afford an adequate remedy, and (b) if any party is in breach of this Agreement, or threatens a breach of this Agreement, each of the other parties shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance, injunctive and other equitable relief to prevent or restrain a breach of this Agreement.

         11.13 Interpretation. Should any provision of this Agreement require judicial interpretation, mediation or arbitration, it is agreed that the court, mediator or arbitrator interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that all parties, directly or through their agents, have participated in the preparation hereof.

         11.14 Bulk Sales Law. Buyer waives compliance with any applicable "bulk sales law" or similar law by Seller.

         11.15 No Third-Party Beneficiaries. Subject to Article VIII, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.16 General. The Parties expressly acknowledge and agree that Parent shall, within its discretion, have the right to form Buyer as a wholly-owned entity under Parent's wholly-owned subsidiary, SC Holding, Inc., a Georgia corporation.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.


                   BUYER   DHS ACQUISITION, L.L.C.


                           By:     /s/ James R. Henderson
                                   --------------------------------------------
                                   James R. Henderson
                                   President and Chief Executive Officer


                  PARENT   SIMIONE CENTRAL HOLDINGS, INC.


                           By:     /s/ James R. Henderson
                                   --------------------------------------------
                                   James R. Henderson
                                   President and Chief Executive Officer


                  SELLER   DEZINE HEALTHCARE SOLUTIONS, INC.


                           By:     /s/ Robert Higgins
                                   --------------------------------------------
                                   Robert Higgins
                                   Executive Vice President and Chief Operating
                                   Officer



             SHAREHOLDER   COMPANION TECHNOLOGIES CORPORATION


                           By:     /s/ Robert Higgins
                                   --------------------------------------------
                                   Robert Higgins
                                   Executive Vice President and Chief Operating
                                   Officer

                                                                       EXHIBIT A



               THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT
                    TO THE RULES OF THE AMERICAN ARBITRATION
                 ASSOCIATION AS DESCRIBED IN SECTION 16 HEREIN.

                           NON-COMPETITION AGREEMENT

     THIS NON-COMPETITION AGREEMENT dated as of December 17, 1997, is made by and among DHS Acquisition, L.L.C., a Georgia limited liability company ("Buyer"), Simione Central Holdings, Inc., a Delaware corporation and parent of Buyer ("Parent"), Dezine Healthcare Solutions, Inc., a South Carolina corporation ("Seller"), Companion Technologies Corporation, a South Carolina corporation and the sole shareholder of Seller ("Shareholder"), and Blue Cross and Blue Shield of South Carolina, a South Carolina mutual insurance company and parent of Shareholder ("BCBS").

                                    RECITALS

     WHEREAS, prior to the date hereof Seller was engaged in the business of providing home healthcare information systems and services (the "Business"); and

     WHEREAS, pursuant to an Asset Purchase Agreement dated as of December 17, 1997 by and among Buyer, Parent, Seller and Shareholder (the "Asset Purchase Agreement"), Buyer is acquiring the Business and substantially all of Seller's assets relating to the Business (collectively, the "Acquired Assets");

     WHEREAS, Shareholder is the sole shareholder of Seller and BCBS is the parent of Shareholder,

     WHEREAS, Seller, Shareholder and BCBS are executing and delivering this Agreement as an inducement to Buyer to acquire the Business and Acquired Assets; and

     WHEREAS, as a condition to its entering into the Asset Purchase Agreement and consummating the transactions contemplated thereby, Buyer desires to restrict certain activities of Seller, Shareholder and BCBS, and Seller, Shareholder and BCBS are agreeable to such restrictions based upon the terms of this Agreement

     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants set forth herein, the parties agree as follows:

     1. Definitions. Capitalized terms used herein without definition shall have the meanings assigned to those terms in the Asset Purchase Agreement. Other capitalized terms shall be defined as follows:

          a. "Area" shall mean the continental United States and its territories.

          b. "Restricted Business" shall mean: (i) the design, marketing, selling, or licensing to durable/home medical equipment businesses any computer software which is specifically designed for durable/home medical equipment businesses; or (ii) selling related computer hardware and peripherals or related software maintenance and training services, as well as those consulting services currently being provided by Peak Professional Consulting Services, a division of Seller (but excluding (a) general account receivable collection services, and (b) services related to the accreditation of medical facilities including such services provided in connection with the Joint Commission For The Accreditation of Hospital Organizations); but in each case, only to the extent the primary purpose of the product or service in question is substantially similar to any computer software product or related services designed, marketed, sold, or licensed by Seller to Seller's customers at any time during the twelve (12) month period preceding the Closing Date. Notwithstanding the foregoing, the administration of any governmental program, and the processing of any claims on behalf of any governmental agency including but not limited to CHAMPUS, the Health Care Finance Administration, and/or the Department of Defense, and the design, marketing, sale, or other providing of products or services in connection therewith, shall not constitute a "Restricted Business" hereunder.

          c. "Restricted Period" shall mean the period commencing on the Closing Date and ending on the fifth (5th) anniversary thereof.

     2. Agreement Not to Compete. Unless otherwise consented to in writing by Buyer, Seller, Shareholder and BCBS each agree that during the Restricted Period, they will not, within the Area, either directly or through an Affiliate, engage in any Restricted Business or own a beneficial interest in, any Restricted Business except for the ownership of less than five percent (5%) of a publicly traded company. Notwithstanding the foregoing, this Section 2 shall not apply to the PEN/HME Business Software System also known as PAID IV.

     3. Agreement Not to Solicit Employees. Seller, Shareholder and BCBS each agree that during the Restricted Period, they will not, without the prior written consent of Buyer, either directly or through an Affiliate, solicit, divert or hire away, or attempt to solicit, divert or hire away, from the employment of Buyer, Parent or any of Parent's Affiliates, any person employed by Seller as of the Closing Date.

      4. Agreement Not to Solicit Customers. Seller, Shareholder and BCBS each agree that during the Restricted Period, they will not, either directly or through an Affiliate, solicit or attempt to solicit any Person who was a customer of the Business during the one (1) year period immediately preceding the Closing (as shown on the books and records of the Business) for the purpose of furnishing the same or similar products or services provided or offered as of the Closing Date by Seller in connection with the Restricted Business.

     5. Remedies. The Parties hereto specifically acknowledge and agree that the remedy at law for breach of this Agreement will be inadequate and that Buyer or Parent, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damages.

     6. Confidentiality. Seller, Shareholder and BCBS shall each be subject to and comply with the terms of Section 6.1(j) of the Asset Purchase Agreement.

     7. Severability. Seller, Shareholder and BCBS agree that the covenants and agreements contained in Sections 2, 3, 4, 5 and 6 of this Agreement are of the essence of this Agreement, that each such covenant and agreement was agreed to by Buyer, Parent, Seller, Shareholder and BCBS as part of the transactions contemplated by the Asset Purchase Agreement; that Seller, Shareholder and BCBS have received good, adequate and valuable consideration for each of such covenants and agreements; that each of such covenants and agreements is fair, reasonable and necessary to protect and preserve the interests and properties of Buyer; that Seller is engaged in the Business throughout the applicable Area; that irreparable loss and damage may be suffered by Buyer or Parent should Seller, Shareholder, BCBS or any of their Affiliates breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from other and remaining provisions of this Agreement; and, that the invalidity or unenforceability of any other such covenant or agreement shall not effect the validity or enforceability of any other such covenants or agreements or any other provision or provisions of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, such provision shall be redrawn by such court to the extent required to make such provision consistent with, and valid and enforceable under, such law or public policy, and as redrawn may be enforced against Seller, shareholder, BCBS or any of their Affiliates.

     8. Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. This Agreement and the rights and obligations of the parties hereunder may not be assigned by any party, except that Buyer may assign this Agreement (or any portion thereof) to a purchaser or any successor to the Business.

     9. Waiver. The waiver by Buyer or Parent of any breach of this Agreement by Seller, Shareholder, BCBS or any of their Affiliates shall not be effective unless in writing, and no such waiver shall operate or be construed as the waiver of the same or another breach on a subsequent occasion.

     10. Governing Law. This Agreement and the rights of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of South Carolina.

     11. Amendment. No amendment or modification of this Agreement shall be valid or binding upon Buyer, Parent, Seller, Shareholder or BCBS unless made in writing and signed by the parties hereto.

     12. Captions and Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     13. Notices. All notices, comments, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered (including by a nationally recognized overnight courier service) or mailed certified first-class mail, postage prepaid:

          a)   If to Seller, Shareholder or BCBS:

                    BLUE CROSS AND BLUE SHIELD OF SOUTH CAROLINA
                    I-20 at Alpine Road
                    Columbia, South Carolina 29219
                    Attn:  Judith M. Davis, Esq. and Robert Higgins

          with a copy to:

                    Nexsen Pruet Jacobs & Pollard, LLP
                    P.O. Drawer 2426
                    Columbia, South Carolina 29202
                    Attn:  Julian Hennig, III, Esq.

          b) if to Buyer or Parent:

                    SIMIONE CENTRAL HOLDINGS, INC.
                    6600 Powers Ferry Road
                    Suite 300
                    Atlanta, Georgia 30339
                    Attn:  James R. Henderson

          with a copy to:

                    POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                    191 Peachtree Street
                    16th Floor
                    Atlanta, Georgia  30303
                    Attn:  Linzy O. Scott, III, Esq.

or to such other Person(s) at such address or addresses as may be designated by written notice to the other parties hereunder.

     14. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed original, but all of which together shall constitute one and the same instrument.

     15. Entire Agreement. This Agreement and the Asset Purchase Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

     16. Asserted Claims. Notwithstanding anything contained herein to the contrary, neither Seller, Shareholder nor BCBS shall be liable for any claim for breach of this Agreement or any provision contained herein, unless and until the aggregate of all such claims exceeds One Hundred Thousand and No/100 Dollars ($100,000.00), and then only to the extent of such excess over One Hundred Thousand and No/100 Dollars ($100,000.00); provided, however, that in determining whether claims asserted under this Agreement have exceeded One Hundred Thousand and No/100 Dollars ($100,000.00) (the "Calculation"), claims asserted against Seller and/or Shareholder pursuant to Article VIII of the Asset Purchase Agreement shall be included in the Calculation. The parties hereto specifically acknowledge and agree that (i) the parties hereto shall be subject to the arbitration provisions contained in Section 8.5 to the Asset Purchase Agreement with respect to disputes under this Agreement, and (ii) that, other than Section 8.5 to the Asset Purchase Agreement, no other provision of Article VIII of the Asset Purchase Agreement shall be applicable with respect to a breach hereunder.


                    [Remainder of Page Intentionally Blank]

     IN WITNESS WHEREOF, BUYER, PARENT, SELLER, SHAREHOLDER and BCBS have each executed and delivered this Agreement as of the date first written above.

                          BUYER
                               DHS ACQUISITION, L.L.C.


                                  By:
                                      -----------------------------------------
                                          James R. Henderson
                                          President and Chief Executive Officer


                          PARENT
                               SIMIONE CENTRAL HOLDINGS, INC.


                                  By:
                                      -----------------------------------------
                                          James R. Henderson
                                          President and Chief Executive Officer


                          SELLER
                               DEZINE HEALTHCARE SOLUTIONS, INC.


                                  By:
                                      -----------------------------------------
                                          Robert Higgins
                                          Executive Vice President
                                          and Chief Operating Officer


                          SHAREHOLDER
                               COMPANION TECHNOLOGIES CORPORATION


                                  By:
                                      -----------------------------------------
                                          Robert Higgins
                                          Executive Vice President
                                          and Chief Operating Officer

                          BCBS
                               BLUE CROSS AND BLUE SHIELD OF
                                SOUTH CAROLINA

                                  By:
                                     ------------------------------------------
                                  Name:
                                       ----------------------------------------
                                  Tile:
                                       ----------------------------------------